RUBINCON VENTURES INC.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE,

SENIOR FINANCIAL OFFICERS, AND OTHER DESIGNATED OFFICERS

Rubincon Ventures Inc. (the "Company") seeks to promote ethical conduct in its financial management and reporting. Senior financial officers hold an important and elevated role in this process. This Code applies to (i) the Chief Executive Officer, the President, the Chief Financial Officer, Chief Accounting Officer and the Secretary Treasurer of the Company, and (ii) any other persons that may be designated by the Board of Directors (each, a "Senior Officer"). For purposes of the Code of Ethics the Company's Chief Executive Officer and the Company's Chief Financial Officer, Chief Accounting Officer or controller, or persons performing similar functions shall be referred to as the "406 Officers".

Each Senior Officer shall:

  Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

  Provide the Board of Directors with information that is accurate, complete, objective, relevant, timely and understandable.

  Comply with laws, rules and regulations of federal, state and local governments and regulatory agencies.

  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated.

  Respect the confidentiality of information acquired in the course of his or her work at the Company except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his or her work will not be used for personal advantage.

  Share knowledge and maintain skills important and relevant to the Company's needs.

  Proactively promote ethical behavior with the Company.

  Promote responsible use of and control over all Company assets and resources.

  Disclose information required to be included in periodic reports filed with the Securities and Exchange Commission or required to be provided to any other governmental entity fully and fairly and in an understandable manner.

10. Promptly report to the Compliance Officer or a member of the Audit Committee any known or suspected violation of this Code or other Company policies or guidelines. Failure of the 406 Officers to comply with this Code will not be tolerated by the Company. Any deviations there from or violations hereof will result in serious consequences, which may include, but may not be limited to, serious reprimand, dismissal or other legal actions.

Administration of the Code of Ethics

This Code shall be administered as follows:

1. Responsibility for Administration

The Audit Committee (the "Administrator"), shall be responsible for interpreting and administering this Code. In discharging its responsibilities, the Administrator may engage such agents and advisors as it shall deem necessary or desirable, including but not limited to, attorneys and accountants.

The Compliance Officer is the Chief Financial Officer of the Company.

2. Procedure for Reporting Violations of the Code

If you suspect any activity or conduct to be in violation of this Code or any applicable corporate policies, governmental laws, rules or regulations, you should immediately report the circumstances to the Compliance Officer, or if you are a 406 Officer, immediately report the circumstances to the Compliance Officer or a member of the Audit Committee.

3. Confidentiality and Policy Against Retaliation

All questions and reports of known or suspected violations of the law or this Code will be treated with sensitivity and discretion. Reports of unethical or illegal conduct shall be promptly investigated by the Administrator. The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Retaliation in any form against an individual who reports a suspected violation in good faith, even if the report is mistaken, or who assists in the investigation of a reported violation, is strictly prohibited. Any act or threatened act of retaliation should be reported immediately to the Compliance Officer.

4. Waivers of the Code and Disclosures

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Any waiver of this Code for our directors, executive officers or other principal officers, including the 406 Officers, may be made only by our Board of Directors and will be promptly disclosed to the public as required by applicable laws, rules or regulations.

5. Compliance and Violations

All Senior Officers are expected to comply fully with this Code. The Administrator shall enforce this Code through appropriate disciplinary actions. The Administrator shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary actions to be taken against any individual who has violated this Code. The Board of Directors will enforce this Code and make such determinations for 406 Officers.

It is the Company's policy that any Senior Officer who violates this Code will be subject to appropriate discipline, including potential termination of employment, determined based upon the facts and circumstances of each particular situation. The disciplinary actions available to the Administrator include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment and restitution. The Board of Directors will determine the disciplinary actions to be taken, if any, with respect to violations of the Code by 406 Officers.

Nothing in this Code prohibits or restricts the Company from taking disciplinary action on any matters pertaining to employee conduct, whether or not they are expressly discussed in this Code. This Code is not intended to create any expressed or implied contract with any employee or third party. In particular, nothing in this Code creates any employment contract between the Company and any employee.

6. Certification

Each Senior Officer shall certify each year that such officer has not violated this Code and is not aware of any violations of the Code that have not been reported to the Board of Directors.

7. Amendment

This Code may be amended, modified or waived by the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder.